Exhibit 99.1

Cyclacel Pharmaceuticals, Inc.

Cyclacel Pharmaceuticals ANNOUNCES APPOINTMENT OF MARK KIRSCHBAUM, m.d., AS CHIEF MEDICAL OFFICER

Berkeley Heights, NJ, October 23, 2020 Cyclacel Pharmaceuticals, Inc. (Nasdaq:CYCC, Nasdaq:CYCCP) ("Cyclacel" or the "Company"), a biopharmaceutical company developing innovative medicines based on cancer cell biology, announced the appointment of Mark Kirschbaum, M.D. as Senior Vice President & Chief Medical Officer (CMO). Dr. Kirschbaum is a highly experienced hematologist/oncologist with over 30 years of experience in molecular medicine, new drug development, clinical trial design and patient care. He has management experience in both academic research and clinical and pharmaceutical settings. As CMO, he will be responsible for advancing Cyclacel’s pipeline and will lead clinical strategy, patient safety, and medical affairs.

“We are delighted to welcome Mark to the Cyclacel team,” said Spiro Rombotis, Cyclacel’s President & Chief Executive Officer. “Recent data with fadraciclib, our CDK2/9 inhibitor, and CYC140, our PLK1 inhibitor, support further clinical development of these agents in both liquid and solid cancers. Mark’s extensive hematology and oncology experience in clinical practice, experimental therapeutics and industry drug development will be essential as we advance these and our other clinical development programs with the aim of helping patients with unmet medical needs.”

“Cyclacel’s biomarker-driven approach to drug development has produced a growing and diversified clinical pipeline with the potential to target a broad range of malignancies,” said Dr. Kirschbaum. “I am excited to join the Cyclacel team at this point in its evolution to help build an innovative pipeline addressing the rising problem of cancer resistance and to achieve our clinical milestones.”

Dr. Kirschbaum will report to Spiro Rombotis, President and Chief Executive Officer. He will be based in the Company’s Berkeley Heights, NJ office.

Most recently, Dr. Kirschbaum served as Vice President, Hematology/ Oncology at ArQule Inc., (recently acquired by Merck & Co.) where he managed the development of their BTK inhibitor ARQ531 for hematological indications, including CLL. Prior to ArQule, he was Senior Medical Director with global clinical development responsibilities at Daiichi-Sankyo, Taiho Pharmaceuticals and BeiGene, USA, where he led the clinical development of novel compounds including inhibitors of EZH2/1, HSP-90, HER2/3 and BTK in various solid tumors and hematological malignancies.

Before working in the biopharmaceutical industry, Dr. Kirschbaum served as Professor of Medicine, Director of Experimental Therapeutics, Hematology at the Monter Cancer Center/NSLIJHS; Professor of Medicine, Director Hematologic Malignancies at Penn State, Hershey Cancer Center, Director of Experimental Therapeutics, Nevada Cancer Institute, and Director, New Drug Development at the City of Hope National Cancer Center, and Attending Senior Physician, Department of Hematology and Department of Bone Marrow Transplantation, Tel Aviv Sourasky Medical Center, Tel Aviv, Israel.

He has earned a B.A. from Yeshiva University in New York and his M.D. from SUNY–Health Sciences Center in Brooklyn. He did his Residency in Internal Medicine at Kings County Hospital Center in New York. He also held a Research Fellowship in Oncology at Fred Hutchinson Cancer Research Center in Seattle and worked as a physician scientist at Hadassah University Hospital and the Weizmann Institute of Science in Israel.

☑ 200 Connell Drive, Suite 1500, Berkeley Heights, NJ 07922, USA Tel +1 908 517 7330 Fax +1 866 271 3466

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www.cyclacel.com – info@cyclacel.com

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Cyclacel also announced that the Compensation Committee of its Board of Directors authorized the grant to Dr. Kirschbaum of non-qualified stock options to purchase up to 120,000 shares of the Company’s common stock, effective as of the first day of his employment as an inducement to Dr. Kirschbaum to commence employment with Cyclacel. The award was granted under Cyclacel’s 2020 Inducement Equity Incentive Plan which Cyclacel’s Board of Directors adopted to facilitate the granting of equity awards to new employees in accordance with NASDAQ Listing Rule 5635(c)(4).

The inducement grant is exercisable at a price of $3.77 per share, which is the closing price per share of Cyclacel’s common stock as reported by NASDAQ on October 23, 2020. The stock option shall vest over three years, with one third of the award vesting on October 23, 2021, and the remainder vesting ratably at the end of each subsequent month thereafter, subject to Dr. Kirschbaum’s continued employment with Cyclacel through each applicable vesting date. The option has a ten-year term and is subject to the terms and conditions of a stock option agreement.

About Cyclacel Pharmaceuticals, Inc.

Cyclacel Pharmaceuticals is a clinical-stage biopharmaceutical company developing innovative cancer medicines based on cell cycle, transcriptional regulation, and DNA damage response biology. The transcriptional regulation program is evaluating fadraciclib as a single agent in solid tumors and in combination with venetoclax in patients with relapsed or refractory AML/MDS and CLL. The anti-mitotic program is evaluating CYC140, a PLK1 inhibitor, in advanced leukemias/MDS patients. The DNA damage response program is evaluating an oral combination of sapacitabine and venetoclax in patients with relapsed or refractory AML/MDS. An investigator-sponsored trial (IST) is evaluating an oral combination of sapacitabine and olaparib in patients with BRCA mutant breast cancer. Cyclacel's strategy is to build a diversified biopharmaceutical business focused in hematology and oncology based on a pipeline of novel drug candidates. For additional information, please visit www.cyclacel.com

Forward-looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety and intended utilization of Cyclacel's product candidates, the conduct and results of future clinical trials, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, trials may have difficulty enrolling, Cyclacel may not obtain approval to market its product candidates, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the Company faces, please refer to our most recent Annual Report on Form 10-K and other periodic and other filings we file with the Securities and Exchange Commission and are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts
Company:                 Paul McBarron, (908) 517-7330, pmcbarron@cyclacel.com
Investor Relations:  Russo Partners LLC, Eric Ando, (646) 218-4604, eric.ando@russopartnersllc.com

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